Exhibit 99.1
OSG
Overseas Shipholding Group, Inc.
Press Release

For Immediate Release

Overseas Shipholding Group, Inc. Commences Chapter 11 Process to Reduce Debt and Other Financial Obligations and Create Solid Financial Foundation

Company Intends to Continue Serving Customers and Partners Without Interruption

New York, NY – November 14, 2012 - Overseas Shipholding Group, Inc. (NYSE: OSG), a market leader providing global energy transportation services, today filed voluntary Chapter 11 petitions for itself and certain operating subsidiaries in the U.S. Bankruptcy Court for the District of Delaware.

The company intends to use the Chapter 11 process to significantly reduce its debt profile, reorganize other financial obligations and create a strong financial foundation for the Company’s future. Certain subsidiaries, including those that manage the Company’s facilities in Manila, Singapore, Greece, London and Newcastle, have not filed for Chapter 11 reorganization.  A complete list of the OSG entities which filed, and those which did not file, Chapter 11 petitions, is available at www.kccllc.net/osg.  OSG intends to work with its constituencies to emerge from bankruptcy as quickly as possible while maintaining the company’s market position, business model and strategy.

OSG will continue to serve customers without interruption while it reorganizes its debt.  OSG has more than adequate cash to allow the company to continue operating as usual and does not require debtor-in-possession financing.  In addition, the company expects to generate significant cash flow while in Chapter 11, further ensuring its ability to maintain safe, reliable and high-quality operations throughout the process.

Morten Arntzen, President and CEO, commented: “The last few years have been difficult for everyone in our industry, but OSG has continued to provide safe, incident-free and reliable shipping services for our global client base.  Our Jones Act fleet, in particular, has performed very well the last 18 months and has secured a number of notable contract extensions. Over the past two weeks, OSG has continued to fix vessels with our clients. We will use the Chapter 11 process to definitively resolve our financial issues.  An orderly restructuring in Chapter 11 will provide stability both to OSG and to the entire shipping industry.  We expect to emerge from our Chapter 11 reorganization with a solid financial base and clear path to future success.

“During the reorganization, we have more than enough cash to support our operations, and we expect it to be business as usual for OSG’s customers, employees, partners and suppliers.  Thanks to our talented and dedicated employees around the world, we continue to enjoy a great reputation in our markets.  I would like to thank them for their continued support and hard work,” Mr. Arntzen continued.

OSG has filed first-day motions that ask the Court to approve, among other things, payment of employee wages and benefits that were incurred before the petition was filed, payment of certain pre-filing amounts owed to vendors and suppliers, and continued access to the company’s cash collateral and cash management systems.  The company is working closely with its vendors to secure their continued support.

On October 22, 2012, OSG informed investors that it is in the process of reviewing a tax issue arising from the fact that the company is domiciled in the United States and has substantial international operations, and relating to the interpretation of certain provisions contained in the company’s loan agreements.  As a result of this issue, the company informed investors that its financial statements for at least the previous three years should not be relied upon.

During the process, John Ray, CEO of Greylock Partners LLC, will serve as Chief Reorganization Officer. OSG is being advised by its legal counsel, Cleary Gottlieb Steen & Hamilton LLP, and its financial advisor, Chilmark Partners LLC.

Additional information about the Company’s reorganization may be found online at www.kccllc.net/osg.

About OSG
Overseas Shipholding Group, Inc. (NYSE: OSG), is one of the largest publicly traded tanker companies in the world. As a market leader in global energy transportation services for crude oil and petroleum products in the U.S. and International Flag markets, OSG is committed to setting high standards of excellence for its quality, safety and environmental performance. OSG is recognized as one of the world's most customer-focused marine transportation companies and is headquartered in New York City, NY. More information is available at www.osg.com.

Forward-Looking Statements
This release contains forward-looking statements. These statements are based on OSG management's current expectations and assumptions and are subject to a number of risks, uncertainties and other factors, many of which are beyond the control of OSG, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements - both in connection with the Chapter 11 filings OSG is announcing today and OSG's business and financial prospects. Statements about management's expectations, including about OSG's ability to reduce its debt profile and reorganize its financial obligations, work with various constituencies, maintain its market position, continue to operate without interruption, and definitively resolve its financial issues during the bankruptcy process, are based on current assumptions and expectations. No assurance can be made that these events will come to fruition.  Factors, risks and uncertainties that could cause actual results to differ from the expectations reflected in these forward-looking statements are described in the company's Annual Report for 2011 on Form 10-K and those risks discussed in the other reports OSG files with the Securities and Exchange Commission.  The Company disclaims any obligation to update any forward-looking statements.

Contacts:

Chuck Burgess	OSG Media Hotline	Investor Contact:
The Abernathy MacGregor Group	(212) 578-1612	John F. Collins, Jr.
(212) 371-5999		(212) 578-1699
CLB@abmac.com